OYO GEOSPACE	News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

OYO GEOSPACE REPORTS FISCAL YEAR 2008 THIRD QUARTER RESULTS

Company Delivers First Two GSR Wireless Systems

Houston, Texas - August 8, 2008 - OYO Geospace (NASDAQ: OYOG) today announced net income of $4.3 million, or $0.71 per diluted share, on revenues of $35.6 million for its quarter ended June 30, 2008. This compares with a net income of $3.7 million, or $0.60 per diluted share, on revenues of $30.5 million in the comparable quarter last year.

For the nine months ended June 30, 2008, OYO Geospace recorded sales of $104.0 million and net income of $10.9 million, or $1.78 per diluted share. For the comparable period last year the company recorded sales of $107.4 million and net income of $14.7 million, or $2.42 per diluted share. The company noted that the results for the nine months ended June 30, 2007 benefited from the revenue recognition of a $16.2 million seabed reservoir monitoring system to BP for installation in the Caspian Sea.

"Strong demand for our seismic exploration products continued throughout the third quarter. While our backlog is healthy, visibility remains limited. As anticipated, we delivered our first 1,000-channel GSR wireless data acquisition system during the third quarter to Houston Geophysical Services. Reports from the field indicate that this system is performing well, and we are very pleased with the system's initial success," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"During the quarter, we delivered a second 1,000-channel GSR wireless data acquisition system. This system was purchased by Global Geophysical Services for use in South America on a job for Apache Corporation," Owens continued. Mr. Richard Degner, President and CEO of Global Geophysical Services, stated, "Here at Global we are very excited to be the first to deploy the GSR autonomous recording system into the international seismic market.  The nature of wireless autonomous recording systems enables us flexibility in application that greatly extends our effectiveness and productivity.  I expect utilization of autonomous seismic recording systems to grow substantially going forward.  We are grateful to Apache for choosing Global for their South American project, and we are delighted to be working together with a technology partner like OYO Geospace."

Mr. Dave Monk, Apache's Director of Geophysics commented, "Apache is pleased to use the GSR wireless system technology from OYO Geospace to advance our exploration activity in South America. OYO Geospace was also able to meet a very demanding turn around schedule and ship the new GSR system in time for our requirements."

"We are excited to have Houston Geophysical, Global and Apache as early users of our GSR wireless system. We are in active discussions with several other interested parties for possible sales of GSR wireless systems," said Owens.

Commenting on the company's reservoir characterization products, Owens continued, "During the quarter we sold a 100-level seismic borehole system to Mitcham Industries, which was our second borehole system sold to Mitcham Industries in this fiscal year. Including the sale of this 100-level borehole system, we generated revenues of $3.5 million during the quarter from seismic reservoir products and services," continued Owens.

"During June, we exhibited at the annual EAGE trade show in Rome. At this exhibition, we introduced a new shallow-water data acquisition system. This new product offering is designed for transition zone applications and was derived from our existing seismic reservoir data acquisition technology. It will be offered in both dual sensor and multi-component configurations. While this particular market is small, we still believe it is attractive to a company our size. This new system is expected to become commercially available during our 2009 fiscal year," Owens said.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Sales	$ 35,590	$ 30,536	$ 104,011	$ 107,351
Cost of sales	21,459	19,967	68,358	67,501
Gross profit	14,131	10,569	35,653	39,850
Operating expenses:
Selling, general and administrative	4,298	3,742	12,974	12,443
Research and development	2,622	1,740	6,852	5,673
Bad debt expense (recovery)	991	(293)	1,037	(188)
Total operating expenses	7,911	5,189	20,863	17,928

Gain on sale of assets	7	--	723	--
Income from operations	6,227	5,380	15,513	21,922
Other income (expense):
Interest expense	(217)	(178)	(652)	(395)
Interest income	258	119	983	366
Foreign exchange gains (losses)	(41)	26	(57)	(2)
Other, net	(2)	(8)	(12)	(17)
Total other income (expense), net	(2)	(41)	262	(48)
Income before income taxes	6,225	5,339	15,775	21,874
Income tax expense	1,891	1,650	4,923	7,189
Net income	$ 4,334	$ 3,689	$ 10,852	$ 14,685
Basic earnings per share	$ 0.73	$ 0.63	$ 1.84	$ 2.54
Diluted earnings per share	$ 0.71	$ 0.60	$ 1.78	$ 2.42
Weighted average shares outstanding - Basic	5,907,793	5,813,209	5,902,155	5,778,220
Weighted average shares outstanding - Diluted	6,127,952	6,111,113	6,111,558	6,076,308